Exhibit 10.7

                                  EXHIBIT 10.7
             Agreement with Howard B. Hillman dated October 30, 2000




October 30, 2000









To Whom It May Concern:

The purpose of this letter is to document my commitment of ongoing financial support to Auto-trol Technology Corporation and its subsidiaries (the "Company"), which support will be sufficient to enable the Company to continue as a going concern through December 31, 2001.

Sincerely,


Howard B. Hillman
President